Exhibit 99.1

INVESTOR CONTACT:
LHA
Anne Marie Fields
Senior Vice President
afields@lhai.com
(212) 838-3777

Genesis Biopharma Announces Completion of Merger with Lion Biotechnologies

New Company to focus on T-cell and Engineered T-cell based cancer immunotherapy

Los Angeles, CA – [July 25, 2013] – Genesis Biopharma, Inc. (OTCBB: GNBP) today announced that it has completed a merger with Lion Biotechnologies, Inc., a privately held biotechnology company based in Los Angeles.

The merger will create a publicly traded biotechnology company, to be called Lion Biotechnologies, focused on developing T-cell based immunotherapy products for the treatment of cancer.  Developed by Steven A. Rosenberg, chief of surgery at the National Cancer Institute (NCI), the company’s core technology has demonstrated robust efficacy in Phase II clinical trials, indicating 50-72% response rates in stage 4 metastatic melanoma.

Under the terms of the merger agreement, Genesis shareholders will continue to hold 83.6% of the combined company and Lion shareholders will initially receive 8.2%, and may receive up to 16.4% of the combined company based on achievement of certain milestones.  The stock will continue trading under the ticker symbol GNBP until further notice.

The combined company will operate under the leadership of chairman and CEO Manish Singh, PhD, who currently serves as Lion’s president and CEO and previously held the same title at ImmunoCellular Therapeutics (IMUC).  General Merrill McPeak, who served as Genesis’s interim CEO, will continue to serve on the combined company’s board together with continuing directors David Voyticky and Paul Kessler.  The board is expected be further strengthened with the addition of several individuals with strong industry backgrounds.

“Lion Biotechnologies was founded as a next-generation oncology company focused on seeking cutting-edge innovations at leading US medical centers,” said Dr. Singh.  “Through our merger with Genesis, we are gaining access to a validated technology that is currently in use at the nation’s top cancer institutes, a strong intellectual property portfolio, and key strategic partnerships for research and manufacturing.  We look forward to making steady progress along the clinical and regulatory pathway that Genesis has laid to product approval in melanoma, while further investigating the technology’s potential in other solid tumor indications.”

General McPeak added, “As a former officer of Genesis, I am pleased to now serve on the board of Lion as it continues the development of autologous cell therapies for the treatment of cancer.  Under the leadership of Dr. Singh, who has a solid track record in biotech-industry management and fundraising, I am confident that Lion will swiftly take its place as a leading developer of novel immunotherapy products that address major unmet needs in the global oncology market.”

About Genesis Biopharma, Inc.

Genesis Biopharma, Inc. is engaged in the development and commercialization of autologous cell therapies for the treatment of various cancers.  The company's lead product candidate, Contego™, is a ready-to-infuse autologous cell therapy utilizing tumor infiltrating lymphocytes for the treatment of patients with Stage IV metastatic melanoma.  Contego™ is based on a currently available physician-sponsored investigational therapy at the National Cancer Institute, MD Anderson Cancer Center and the H. Lee Moffitt Cancer & Research Institute for the treatment of Stage IV metastatic melanoma.  For more information, please visit http://www.genesis-biopharma.com/.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve significant risks and uncertainties.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions.  These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission and those that relate to the Company's ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of the company's business and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, and represent the company's views only as of the date they are made and should not be relied upon as representing the company's views as of any subsequent date.  The Company is a development-stage company that will require significant capital and other resources to develop its currently unproven technology.  The Company does not currently have the capital or resources required to develop this technology into a revenue producing asset.  Furthermore, the Company will need to expand its current management team and other personnel to achieve its technological and financial objectives.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.